Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112520

Prospectus Supplement No. 4
(to Prospectus dated May 5, 2004)

This Prospectus Supplement No. 4 supplements and amends the Prospectus dated May 5, 2004 (the “Prospectus”) relating to the sale from time to time of up to 16,000,000 shares of our common stock by certain selling stockholders.

The name of the entity listed as “Ram Trading LTD” in the Selling Stockholders table contained in the Prospectus is changed to “Ritchie Long/Short Trading, Ltd.” The information included in this Prospectus Supplement No. 4 supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 4 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol “ORGN.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is September 24, 2004.